NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 2, 2019 pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 19, 2019, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Effective as of the close of business on July 19, 2019, the Sprott Gold Miners ETF (NYSE Arca: SGDM) and the Sprott Junior Gold Miners ETF (NYSE Arca: SGDJ), each series of ALPS ETF Trust have been reorganized into newly-created exchange-traded funds of the Sprott ETF Trust. Each share of the Sprott Gold Miners ETF (NYSE Arca: SGDM) and the Sprott Junior Gold Miners ETF (NYSE Arca: SGDJ) will be exchanged for one share of the corresponding New Fund, a series of Sprott ETF Trust, with the same aggregate net asset value. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on July 22, 2019.